Exhibit g 1

AMENDED AND RESTATED

MASTER CUSTODIAN AGREEMENT

This AMENDED AND RESTATED CUSTODIAN AGREEMENT (the “Agreement”) is made as of January 1, 2011, by and among each registered investment company identified on the signature page hereto (each such registered investment company shall hereinafter be referred to as a “Fund” and collectively the “Funds”), and STATE STREET BANK AND TRUST COMPANY a Massachusetts trust company (the “Bank”).

WHEREAS, each Fund, an open-end management investment company on behalf of its respective portfolios/series listed on Appendix A hereto (as such Appendix A may be amended from time to time) (each a “Portfolio” and collectively, the “Portfolios”), desires to place and maintain all of its portfolio securities and cash in the custody of the Bank; and

WHEREAS, the Bank meets the qualifications required by Section 17(f)(1) of the Investment Company Act of 1940, as amended (the “1940 Act”), to act as custodian of the portfolio securities and cash of each Fund, and has indicated its willingness to so act, subject to the terms and conditions of this Agreement; and

WHEREAS the Funds and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated June 30, 2005, as amended, modified and supplemented from time to time (the “Custodian Agreement”);

WHEREAS, IBT merged with and into the Bank, effective July 2, 2007, with the result that the Bank now serves as Custodian under the Custodian Agreement; and

WHEREAS, the Funds have requested that the Bank amend the Custodian Agreement and the Bank has agreed to do so as an accommodation to the Funds notwithstanding that as amended, the Custodian Agreement is not identical to the form of custodian agreement customarily entered into by the Bank as custodian, in order that the services to be provided to the Funds on behalf of their Portfolios by the Bank, as successor by merger to IBT, may be made consistently and predictably to the Funds.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

1.           Bank Appointed Custodian.  Each Fund hereby appoints the Bank as custodian of its portfolio securities and cash delivered to the Bank as hereinafter described and the Bank agrees to act as such upon the terms and conditions hereinafter set forth. For the services rendered pursuant to this Agreement, each Fund agrees to pay to the Bank, on behalf of each applicable Portfolio, fees as may be agreed to from time to time in writing between the parties.

2.           Definitions.  Whenever used herein, the terms listed below will have the following meaning:

2.1.           Authorized Person.  Authorized Person will mean any of the persons duly authorized to give Proper Instructions or otherwise act on behalf of the applicable Fund by appropriate resolution of its Board, and set forth in a certificate as required by Section 4 hereof.

2.2.           Board. Board will mean the Board of Directors or the Board of Trustees of each Fund, as the case may be.

2.3.           Security. The term security as used herein will have the same meaning assigned to such term in the 1940 Act, including, without limitation, any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

2.4.           Portfolio Security.  Portfolio Security will mean any security owned by a Fund.

2.5.           Officers’ Certificate. Officers’ Certificate will mean, unless otherwise indicated, any request, direction, instruction, or certification in writing signed by any two Authorized Persons of a Fund.

2.6.           Book-Entry System. Book-Entry System shall mean the Federal Reserve-Treasury Department Book Entry System for United States government, instrumentality and agency securities operated by the Federal Reserve Bank, its successor or successors and its nominee or nominees.

2.7.           Depository. Depository shall mean The Depository Trust & Clearing Corporation (“DTCC”), a clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), its successor or successors and its nominee or nominees. The term “Depository” shall further mean and include any other person authorized to act as a depository under the 1940 Act, its successor or successors and its nominee or nominees, specifically identified in a certified copy of a resolution of the Board.

2.8.           Proper Instructions. Unless otherwise provided in this agreement, the Bank shall act only upon Proper Instructions. Proper Instructions, which may also mean standing instructions, shall mean (i) instructions regarding the purchase or sale of Portfolio Securities, and payments and deliveries in connection therewith, given by an Authorized Person, such instructions to be given in such form and manner as the Bank and a Fund shall agree upon from time to time (which may be in writing or in a tested communication or in a communication utilizing access codes effected between electromechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Bank and the person or entity giving such instructions, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Bank), and (ii) instructions (which may be continuing instructions) regarding other matters signed by an Authorized Person. Oral instructions will be considered Proper Instructions if the Bank reasonably believes them to have been given by an Authorized Person with respect to the transaction involved. Each Fund shall cause all oral instructions to be promptly confirmed in writing by an Authorized Person. The Bank shall act upon and comply with any subsequent Proper Instruction which modifies a prior instruction and the sole obligation of the Bank with respect to any follow-up or confirming instruction shall be to make reasonable efforts to detect any discrepancy between the original instruction and such confirmation and to report such discrepancy to the Authorized Persons of the Fund. Each Fund shall be responsible, at the Fund’s expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or error, and to the extent such action requires the Bank to act, the Fund shall give the Bank specific Proper Instructions as to the action required.  For avoidance of doubt, Proper Instructions shall also include instructions received by the Bank pursuant to any multi-party agreement which requires a segregated asset account in accordance with Section 6.9 hereof.

3.

3.1.           Separate Accounts. Since each Fund has more than one Portfolio, the Bank will segregate the assets of each Portfolio to which this Agreement relates into a separate account for each such Portfolio containing the assets of such Portfolio (and all investment earnings thereon). Unless the context otherwise requires, any reference in this Agreement to any actions to be taken by a Fund shall be deemed to refer to the Fund acting on behalf of one or more of its Portfolios. Any reference in this Agreement to any assets of the Fund, including, without limitation, any portfolio securities and cash and earnings thereon, shall be deemed to refer only to assets of the applicable Portfolio, any duty or obligation of the Bank hereunder to the Fund shall be deemed to refer to duties and obligations with respect to such individual Portfolio and any obligation or liability of the Fund hereunder shall be binding only with respect to such individual Portfolio, and shall be discharged only out of the assets of such Portfolio.

3.2.           Reports. The Bank shall make available to each Fund each business day as soon as practicable, typically by 7:00 p.m. EST, all transaction activity posted on each separate account of the Funds for their respective Portfolios, either hereunder or with any sub-custodian appointed in accordance with this Agreement during said day, together with historical transaction activity for such Fund. At least monthly and from time to time, the Bank will furnish each Fund with a detailed statement, on a per Portfolio basis, of the Securities and moneys held by the Bank for the Fund.

4.           Certification as to Authorized Persons. The Secretary or Assistant Secretary of each Fund will at all times maintain on file with the Bank his or her certification to the Bank, in such form as may be acceptable to the Bank, of (i) the names and signatures of the Authorized Persons and (ii) the names of the members of the Board, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person named in the most recent certification who is no longer an Authorized Person as designated therein), the Secretary or Assistant Secretary of the Fund will sign a new or amended certification setting forth the change and the new, additional or omitted names or signatures. The Bank will be entitled to rely and act upon any Officers’ Certificate given to it by the Fund which has been signed by Authorized Persons named in the most recent certification received by the Bank.

5.

5.1.           Custody of Cash. As custodian for the Funds, the Bank will open and maintain a separate account or accounts in the name of each Fund and each Portfolio thereof or in the name of the Bank, as Custodian of the Fund, and will deposit to the account of the Fund all of the cash of the Fund, except for cash held by a subcustodian appointed pursuant to Sections 13.2 or 13.3 hereof, including borrowed funds, delivered to the Bank, subject only to draft or order by the Bank acting pursuant to the terms of this Agreement. Pursuant to the Bank’s internal policies regarding the management of cash accounts, the Bank may segregate certain portions of the cash of the Fund into a separate savings deposit account upon which the Bank reserves the right to require seven (7) days notice prior to withdrawal of cash from such an account. Upon receipt by the Bank of Proper Instructions (which may be continuing instructions) or in the case of payments for redemptions and repurchases of outstanding shares of common stock of a Fund, notification from the Fund’s transfer agent as provided in Section 7, requesting such payment, designating the payee or the account or accounts to which the Bank will release funds for deposit, the Bank will make payments of cash held for the accounts of the Fund, insofar as funds are available for that purpose, only as permitted in subsections (a) through (i) below.

(a)           Purchase of Securities. Upon the purchase of securities for a Fund, against contemporaneous receipt of such securities by the Bank or against delivery of such securities to the Bank in accordance with generally accepted settlement practices and customs in the jurisdiction or market in which the transaction occurs registered in the name of the Fund or a nominee of the Fund or in the name of, or properly endorsed and in form for transfer to, the Bank, or a nominee of the Bank, or receipt for the account of the Bank pursuant to the provisions of Section 6 below, each such payment to be made at the purchase price shown on a broker’s confirmation of purchase of the securities received by the Bank before such payment is made, as confirmed in the Proper Instructions received by the Bank before such payment is made;

(b)           Redemptions. In such amount as may be necessary for the repurchase or redemption of common shares or shares of beneficial interests of each Fund offered for repurchase or redemption in accordance with Section 7 of this Agreement;

(c)           Distributions and Expenses of Fund. For the payment on the account of a Fund of dividends or other distributions to shareholders as may from time to time be declared by the Board, interest, taxes, management or supervisory fees, distribution fees, fees of the Bank for its services hereunder and reimbursement of the expenses and liabilities of the Bank, fees of any transfer agent, fees for legal, accounting, and auditing services, or other operating expenses of the Fund;

(d)           Payment in Respect of Securities. For payments in connection with the conversion, exchange or surrender of Portfolio Securities or securities subscribed to by a Fund held by or to be delivered to the Bank;

(e)           Repayment of Loans. To repay loans of money made to the Fund, but in the case of final payment, only upon redelivery to the Bank of any Portfolio Securities pledged or hypothecated therefor and upon surrender of documents evidencing the loan;

(f)           Repayment of Cash. To repay the cash delivered to a Fund for the purpose of collateralizing the obligation to return to the Fund certificates borrowed from the Fund representing Portfolio Securities, but only upon redelivery to the Bank of such borrowed certificates;

(g)           Foreign Exchange Transactions.

(i)           For payments in connection with foreign exchange contracts or options to purchase and sell foreign currencies for spot and future delivery (collectively, “Foreign Exchange Agreements”) which may be entered into by the Bank on behalf of a Fund upon the receipt of Proper Instructions, such Proper Instructions to specify the currency broker or banking institution (which may be the Bank, or any other subcustodian or agent hereunder, acting as principal) with which the contract or option is made, and the Bank shall have no duty with respect to the selection of such currency brokers or banking institutions with which the Fund deals or for their failure to comply with the terms of any contract or option.  The Bank may establish rules or limitations concerning any foreign exchange facility made available.  In all cases where the Bank, its affiliates or subcustodians enter into a master foreign exchange contract that covers foreign exchange transactions, the terms and conditions of that foreign exchange contract and, to the extent not inconsistent, this Agreement, will apply to such transactions.

(ii)           In order to secure any payments in connection with Foreign Exchange Agreements which may be entered into by the Bank pursuant to Proper Instructions, each Fund agrees that the Bank shall have a continuing lien and security interest, to the extent of any payment due under any Foreign Exchange Agreement with respect to a Portfolio, in and to any property at any time held by the Bank for the Portfolio’s benefit or in which the Portfolio has an interest and which is then in the Bank’s possession or control (or in the possession or control of any third party acting on the Bank’s behalf). Such payment liability and the concomitant liens and security interests are not permitted to exceed a value equal to 33 1/3% of a Portfolio’s total assets. Each Fund authorizes the Bank, in the Bank’s sole discretion, at any time to charge any such payment due under any Foreign Exchange Agreement against any balance of account standing to the credit of the Fund on the Bank’s books;

(h)           Other Authorized Payments. For other authorized transactions of a Fund, or other obligations of a Fund incurred for proper Fund purposes; provided that before making any such payment the Bank will also receive Proper Instructions; or

(i)           Termination. Upon the termination of this Agreement as hereinafter set forth pursuant to Section 8 and Section 15 of this Agreement.

5.2.           Pledge or Encumbrance of Securities or Cash. Except as provided in this Agreement, the Bank may not pledge, assign, hypothecate or otherwise encumber securities or cash of the Fund held in the Fund’s account without the Fund’s prior written consent.

6.           Securities.

6.1.           Segregation and Registration. Except as otherwise provided herein, and except for securities to be delivered to any subcustodian appointed pursuant to Sections 13.2 or 13.3 hereof, the Bank as custodian will receive and hold pursuant to the provisions hereof, in a separate account or accounts and physically segregated at all times from those of other persons, any and all Portfolio Securities which may now or hereafter be delivered to it by or for the account of a Fund or in the name of its nominee. All such Portfolio Securities will be held or disposed of by the Bank for, and subject at all times to, the instructions of the Fund pursuant to the terms of this Agreement. Subject to the specific provisions herein relating to Portfolio Securities that are not physically held by the Bank, the Bank will register all Portfolio Securities (unless otherwise directed by Proper Instructions or an Officers’ Certificate), in the name of a registered nominee of the Bank as defined in the Internal Revenue Code and any Regulations of the Treasury Department issued thereunder for the benefit of the Fund, and will execute and deliver all such certificates in connection therewith as may be required by such laws or regulations or under the laws of any state.

Each Fund will from time to time furnish to the Bank appropriate instruments to enable it to hold or deliver in proper form for transfer, or to register in the name of its registered nominee, any Portfolio Securities that may from time to time be registered in the name of the Fund.

6.2.           Voting and Proxies. Neither the Bank nor any nominee of the Bank will vote any of the Portfolio Securities held hereunder, except in accordance with Proper Instructions or an Officers’ Certificate: The Bank will promptly execute and deliver, or cause to be executed and delivered, to the Fund or its agent for purposes of voting proxies all notices, proxies and proxy soliciting materials delivered to the Bank with respect to such Securities, such proxies to be executed by a Fund, its agent or the registered holder of such Securities (if registered otherwise than in the name of the Fund), but without indicating the manner in which such proxies are to be voted.

6.3.           Corporate Action and Class Action Notices. If at any time the Bank is notified that (a) a Fund may be eligible to participate in an class action lawsuit involving any Portfolio Security or (b) an issuer of any Portfolio Security has taken or intends to take a corporate action that affects the rights, privileges, powers, preferences, qualifications or ownership of a Portfolio Security, including without limitation, liquidation, consolidation, merger, recapitalization, reorganization, reclassification, subdivision, combination, stock split or stock dividend (collectively, a “Corporate Action”), which Corporate Action requires an affirmative response or action on the part of the holder of such Portfolio Security (a “Response”), the Bank shall notify the appropriate Fund or its agent for purposes of responding to Corporate Actions promptly of the Corporate Action, the Response required in connection with the Corporate Action. The Bank’s reasonable deadline for receipt from the Fund of Proper Instructions regarding the Response shall be three business days prior to the date on which the Bank is to act upon such Response (the “Response Deadline”). The Bank shall forward to the Fund or its agent all written notices, information statements or other materials relating to the Corporate Action promptly after receipt of such materials by the Bank.

(a)           The Bank shall act upon a required Response only after receipt by the Bank of Proper Instructions from the Fund no later than 5:00 p.m. on the date specified as the Response Deadline and only if the Bank (or its agent or subcustodian hereunder) has actual possession of all necessary Securities, consents and other materials no later than 5:00 p.m. on the date specified as the Response Deadline.

(b)           The Bank shall have no duty to act upon a required Response if Proper Instructions relating to such Response and all necessary Securities, consents and other materials are not received by and in the possession of the Bank no later than 5:00 p.m. on the date specified as the Response Deadline. Notwithstanding the foregoing, the Bank will use its best efforts to act upon a Response for which Proper Instructions and/or necessary Securities, consents or other materials are received by the Bank after 5:00 p.m. on the date specified as the Response Deadline, it being acknowledged and agreed by the parties that any undertaking by the Bank to use its best efforts in such circumstances shall in no way create any duty upon the Bank to complete such Response prior to its expiration.

(c)           In the event that the Fund or its agent notifies the Bank of a Corporate Action requiring a Response and the Bank has received no other notice of such Corporate Action, the Response Deadline shall be 48 hours prior to the Response expiration time set by the depository processing such Corporate Action.

(d)           Section 13.4(e) of this Agreement shall govern any Corporate Action involving Foreign Portfolio Securities held by an Eligible Foreign Sub-Custodian.

(e)           The Bank provides the ability for Funds to respond to Corporate Actions through electronic means using either (i) the Bank’s CApTAIN® function (or its successor, if any) or (ii) appropriate SWIFT messaging. In the event any Fund or its agent provides a Corporate Action Response other than by the aforementioned electronic means, the Bank shall not be responsible for any delay or failure to process such Response in a timely manner. In addition, the Bank may assess additional processing fees to cover the cost of manually processing Corporate Actions Responses provided to the Bank other than by the aforementioned electronic means.

6.4.           Book-Entry System.  The Bank may deposit and/or maintain securities owned by a Portfolio in the Book-Entry System in compliance with the conditions of Rule 17f-4 under the 1940 Act, as amended from time to time.

6.5.           Use of a Depository.  The Bank may deposit and/or maintain securities owned by a Portfolio in a Depository in compliance with the conditions of Rule 17f-4 under the 1940 Act, as amended from time to time.

6.6.           Reserved.

6.7.           Eurodollar CDs. Any Portfolio Securities which are Eurodollar CDs may be physically held by the European branch of the U.S. banking institution that is the issuer of such Eurodollar CD (a “European Branch”), provided that such Portfolio Securities are identified on the books of the Bank as belonging to the Fund and that the books of the Bank identify the European Branch holding such Portfolio Securities. Notwithstanding any other provision of this Agreement to the contrary, except as stated in the first sentence of this subsection 6.7, the Bank shall be under no other duty with respect to such Eurodollar CDs belonging to the Fund.

6.8.           Options and Futures Transactions.

(a)           Puts and Calls Traded on Securities Exchanges, NASDAQ or Over-the-Counter.

(i)           The Bank shall upon receipt of Proper Instructions take action as to put options (“puts”) and call options (“calls”) purchased or sold (written) by the Fund regarding escrow or other arrangements (i) in accordance with the provisions of any agreement entered into among the Bank, any broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”), and a Fund, relating to the compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations.

(ii)           Unless another agreement requires it to do so, the Bank shall be under no duty or obligation to see that the Fund has deposited or is maintaining adequate margin, if required, with any broker in connection with any option, nor shall the Bank be under duty or obligation to present such option to the broker for exercise unless it receives Proper Instructions from the Fund. The Bank shall have no responsibility for the legality of any put or call purchased or sold on behalf of the Fund, the propriety of any such purchase or sale, or the adequacy of any collateral delivered to a broker in connection with an option or deposited to or withdrawn from a Segregated Account (as defined in subsection 6.9 below). The Bank specifically, but not by way of limitation, shall not be under any duty or obligation to: (i) periodically check or notify the Fund that the amount of such collateral held by a broker or held in a Segregated Account is sufficient to protect such broker or the Fund against any loss; (ii) effect the return of any collateral delivered to a broker; or (iii) advise the Fund that any option it holds, has or is about to expire. Such duties or obligations shall be the sole responsibility of the Fund.

(b)           Puts, Calls and Futures Traded on Commodities Exchanges

(i)           The Bank shall upon receipt of Proper Instructions take action as to puts, calls and futures contracts (“Futures”) purchased or sold by the Fund in accordance with the provisions of any agreement entered into among the Fund, the Bank and a Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any contract market, or any similar organization or organizations, regarding account deposits in connection with transactions by any Fund.

(ii)          The responsibilities of the Bank as to futures, puts and calls traded on commodities exchanges, any Futures Commission Merchant account and the Segregated Account shall be limited as set forth in subparagraph (a)(ii) of this Section 6.8 as if such subparagraph referred to Futures Commission Merchants rather than brokers, and Futures and puts and calls thereon instead of options.

6.9.           Segregated Account. The Bank shall upon receipt of Proper Instructions establish and maintain a Segregated Account or Accounts for and on behalf of each Fund.

(a)           Cash and/or Portfolio Securities may be transferred into a Segregated Account upon receipt of Proper Instructions in the following circumstances:

(i)           in accordance with the provisions of any agreement among the Fund, the Bank and a broker-dealer registered under the Exchange Act and a member of the FINRA or any Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange or the Commodity Futures Trading Commission or any registered contract market, or of any similar organizations regarding escrow or other arrangements in connection with transactions by the Fund;

(ii)          for the purpose of segregating cash or securities in connection with options purchased or written by the Fund or commodity futures purchased or written by the Fund;

(iii)         for the deposit of liquid assets, such as cash, U.S. Government securities or other high grade debt obligations, or liquid equity securities having a market value (marked to market on a daily basis) at all times equal to not less than the aggregate purchase price due on the settlement dates of all of the Fund’s then outstanding forward commitment or “when-issued” agreements relating to the purchase of Portfolio Securities and all the Fund’s then outstanding commitments under reverse repurchase agreements entered into with broker-dealer firms;

(iv)         for the purposes of compliance by the Fund with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases of the Securities and Exchange Commission relating to the maintenance of Segregated Accounts by registered investment companies;

(v)          for other proper Fund purposes, but only, in the case of this clause (v), upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board, or of the executive committee of the Board signed by an officer of the Fund and certified by the Secretary or an Assistant Secretary, setting forth the purpose or purposes of such Segregated Account and declaring such purposes to be proper Fund purposes.

(b)          Cash and/or Portfolio Securities may be withdrawn from a Segregated Account pursuant to Proper Instructions in the following circumstances:

(i)           with respect to assets deposited in accordance with the provisions of any agreements referenced in (a)(i) or (a)(ii) above, in accordance with the provisions of such agreements;

(ii)          with respect to assets deposited pursuant to (a)(iii) or (a)(iv) above, for sale or delivery to meet the Fund’s obligations under outstanding forward commitment or when-issued agreements for the purchase of Portfolio Securities and under reverse repurchase agreements;

(iii)         for exchange for other liquid assets of equal or greater value deposited in the Segregated Account;

(iv)         to the extent that the Fund’s outstanding forward commitment or when- issued agreements for the purchase of portfolio securities or reverse repurchase agreements are sold to other parties or the Fund’s obligations thereunder are met from assets of the Fund other than those in the Segregated Account;

(v)          for delivery upon settlement of a forward commitment or when-issued agreement for the sale of Portfolio Securities; or

(vi)         with respect to assets deposited pursuant to (a)(v) above, in accordance with the purposes of such account as set forth in Proper Instructions.

6.10.         Interest Bearing Call or Time Deposits. The Bank shall, upon receipt of Proper Instructions relating to the purchase by the Fund of interest-bearing fixed-term and call deposits, transfer cash, by wire or otherwise, in such amounts and to such bank or banks as shall be indicated in such Proper Instructions. The Bank shall include in its records with respect to the assets of a Fund appropriate notation as to the amount of each such deposit, the banking institution with which such deposit is made (the “Deposit Bank”), and shall retain such forms of advice or receipt evidencing the deposit, if any, as may be forwarded to the Bank by the Deposit Bank. Such deposits shall be deemed Portfolio Securities of the Fund and the responsibility of the Bank therefore shall be the same as and no greater than the Bank’s responsibility in respect of other Portfolio Securities of the Fund.

6.11.         Transfer of Securities. The Bank will transfer, exchange, deliver or release Portfolio Securities held by it hereunder, insofar as such Securities are available for such purpose, provided that the Bank will allow any transfer, exchange, delivery or release under this Section only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties. After receipt of such Proper Instructions, the Bank will transfer, exchange, deliver or release Portfolio Securities only in the following circumstances:

(a)           Upon sales of Portfolio Securities for the account of a Fund, against contemporaneous receipt by the Bank of payment therefor in full, or against payment to the Bank in accordance with generally accepted settlement practices and customs in the jurisdiction or market in which the transaction occurs, each such payment to be in the amount of the sale price shown in a broker’s confirmation of sale received by the Bank before such payment is made, as confirmed in the Proper Instructions received by the Bank before such payment is made;

(b)           In exchange for or upon conversion into other securities alone or other securities and cash pursuant to any plan of merger, consolidation, reorganization, share split-up, change in par value, recapitalization or readjustment or otherwise, upon exercise of subscription, purchase or sale or other similar rights represented by such Portfolio Securities, or for the purpose of tendering shares in the event of a tender offer therefor, provided, however, that in the event of an offer of exchange, tender offer, or other exercise of rights requiring the physical tender or delivery of Portfolio Securities, the Bank shall have no liability for failure to so tender in a timely manner unless such Proper Instructions are received by the Bank at least two business days prior to the date required for tender, and unless the Bank (or its agent or subcustodian hereunder) has actual possession of such Security at least two business days prior to the date of tender;

(c)           Upon conversion of Portfolio Securities pursuant to their terms into other securities;

(d)           For the purpose of redeeming in-kind shares of the Fund upon authorization from the Fund;

(e)           In the case of option contracts owned by the Fund, for presentation to the endorsing broker;

(f)           When such Portfolio Securities are called, redeemed or retired or otherwise become payable;

(g)          For the purpose of effectuating the pledge of Portfolio Securities held by the Bank in order to collateralize loans made to the Fund by any bank, including the Bank; provided, however, that such Portfolio Securities will be released only upon payment to the Bank for the account of the Fund of the moneys borrowed, provided further, however, that in cases where additional collateral is required to secure a borrowing already made, and such fact is made to appear in the Proper Instructions, Portfolio Securities may be released for that purpose without any such payment. In the event that any pledged Portfolio Securities are held by the Bank, they will be so held for the account of the lender, and after notice to the Fund from the lender in accordance with the normal procedures of the lender and any loan agreement between the fund and the lender that an event of deficiency or default on the loan has occurred, the Bank may deliver such pledged Portfolio Securities to or for the account of the lender;

(h)          for the purpose of releasing certificates representing Portfolio Securities, against contemporaneous receipt by the Bank of the fair market value of such security, as set forth in the Proper Instructions received by the Bank before such payment is made;

(i)           for the purpose of delivering securities lent by the Fund (a) to a bank or broker dealer against receipt of collateral as agreed from time to time by the Fund on behalf of the Portfolio, except that in connection with any loans for which collateral is to be credited to the Bank’s account in the Book-Entry System, the Bank will not be held liable or responsible for the delivery of securities owned by the Portfolio prior to the receipt of such collateral or (b) to the lending agent, or the lending agent’s custodian, in accordance with written Proper Instructions (which may not provide for the receipt by the Bank of collateral therefor) agreed upon from time to time by the Bank and the Fund;

(j)           for other authorized transactions of the Fund or for other proper Fund purposes; provided that before making such transfer, the Bank will also receive Proper Instructions; and

(k)          upon termination of this Agreement as hereinafter set forth pursuant to Section 8 and Section 15 of this Agreement.

As to any deliveries made by the Bank pursuant to this Section 6.11, securities or cash receivable in exchange therefor shall be delivered to the Bank.

6A.         Contractual Settlement Services (Purchase / Sales).

6A.1       The Bank shall, in accordance with the terms set out in this section, debit or credit the appropriate cash account of each Portfolio in connection with (i) the purchase of securities for such Portfolio, and (ii) proceeds of the sale of securities held on behalf of such Portfolio, on a contractual settlement basis.

6A.2       The services described above (the “Contractual Settlement Services”) shall be provided for such instruments and in such markets as the Bank may advise from time to time. The Bank may terminate or suspend any part of the provision of the Contractual Settlement Services under this Agreement at its sole discretion immediately upon notice to the applicable Fund on behalf of each Portfolio, including, without limitation, in the event of force majeure events affecting settlement, any disorder in markets, or other changed external business circumstances affecting the markets or the Fund.

6A.3       The consideration payable in connection with a purchase transaction shall be debited from the appropriate cash account of the Portfolio as of the time and date that monies would ordinarily be required to settle such transaction in the applicable market.  The Bank shall promptly recredit such amount at the time that the Portfolio or the Fund notifies the Bank by Proper Instruction that such transaction has been canceled.

6A.4       With respect to the settlement of a sale of securities, a provisional credit of an amount equal to the net sale price for the transaction (the “Settlement Amount”) shall be made to the account of the Portfolio as if the Settlement Amount had been received as of the close of business on the date that monies would ordinarily be available in good funds in the applicable market.  Such provisional credit will be made conditional upon the Bank having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable; and the Bank or its agents having possession of the asset(s) (which shall exclude assets subject to any third party lending arrangement entered into by a Portfolio) associated with the transaction in good deliverable form and not being aware of any facts which would lead them to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.

6A.5.      Simultaneously with the making of such provisional credit, the Portfolio agrees that the Bank shall have, and hereby grants to the Bank, a security interest in any property at any time held for the account of the Portfolio to the full extent of the credited amount, and each Portfolio hereby pledges, assigns and grants to the Bank a continuing security interest and a lien on any and all such property under the Bank’s possession, in accordance with the terms of this Agreement.  In the event that the applicable Portfolio fails to promptly repay any provisional credit, the Bank shall have all of the rights and remedies of a secured party under the Uniform Commercial Code of The Commonwealth of Massachusetts.

6A.6       The Bank shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when the Bank believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto, will not be collectable or where the Bank has not been provided Proper Instructions with respect thereto, as applicable, and the Portfolio shall be responsible for any costs or liabilities resulting from such reversal.  Upon such reversal, a sum equal to the credited or debited amount shall become immediately payable by the Portfolio to the Bank and may be debited from any cash account held for benefit of the Portfolio.

6A.7      In the event that the Bank is unable to debit an account of the Portfolio, and the Portfolio fails to pay any amount due to the Bank at the time such amount becomes payable in accordance with this Agreement, (i) the Bank may charge the Portfolio for costs and expenses associated with providing the provisional credit, including without limitation the cost of funds associated therewith, (ii) the amount of any accrued dividends, interest and other distributions with respect to assets associated with such transaction may be set off against the credited amount, (iii) the provisional credit and any such costs and expenses shall be considered an advance of cash for purposes of the Agreement and (iv) the Bank shall have the right to setoff against any property and to sell, exchange, convey, transfer or otherwise dispose of any property at any time held for the account of the Portfolio to the full extent necessary for the Bank to make itself whole.

7.           Redemptions. In the case of payment of assets of a Fund held by the Bank in connection with redemptions and repurchases by the Fund of outstanding common shares or beneficial interests, the Bank will rely on notification by the Fund’s transfer agent of receipt of a request for redemption and certificates, if issued, in proper form for redemption before such payment is made. Payment shall be made in accordance with such procedures and controls as are mutually agreed upon from time to time between the Fund and the Bank, but only from assets available for said purpose.

8.           Reserved.

9.           Actions of Bank Without Prior Authorization. Notwithstanding anything herein to the contrary, unless and until the Bank receives Proper Instructions to the contrary, the Bank will take the following actions without prior authorization or instruction of the Fund or the transfer agent:

9.1.           Endorse for collection and collect on behalf of and in the name of the Fund all checks, drafts, or other negotiable or transferable instruments or other orders for the payment of money received by it for the account of the Fund and hold for the account of the Fund all income, dividends, interest and other payments or distributions of cash with respect to the Portfolio Securities held thereunder;

9.2.           Present for payment all coupons and other income items held by it for the account of the Fund which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Fund;

9.3.           Receive and hold for the account of the Fund all securities received as a distribution on Portfolio Securities as a result of a stock dividend, share split-up, reorganization, recapitalization, merger, consolidation, readjustment, distribution of rights and similar securities issued with respect to any Portfolio Securities held by it hereunder.

9.4.           Execute as agent on behalf of the Fund all necessary ownership and other certificates and affidavits required by the Internal Revenue Code or the regulations of the Treasury Department issued thereunder, or by the laws of any state, now or hereafter in effect, inserting the Fund’s name on such certificates as the owner of the securities covered thereby, to the extent it may lawfully do so and as may be required to obtain payment in respect thereof. The Bank will execute and deliver such certificates in connection with Portfolio Securities delivered to it or by it under this Agreement as may be required under the provisions of the Internal Revenue Code and any Regulations of the Treasury Department issued thereunder, or under the laws of any State;

9.5.           Present for payment all Portfolio Securities which are called, redeemed, retired or otherwise become payable, and hold cash received by it upon payment for the account of the Fund;

9.6.           Exchange interim receipts or temporary securities for definitive securities; and

9.7            Make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Agreement; provided that all such payments shall be accounted for to the Fund on behalf of the applicable Portfolio.

10.           Collections and Defaults. The Bank will use reasonable efforts to collect any funds which may to its knowledge become collectible arising from Portfolio Securities, including dividends, interest and other income, and to transmit to the appropriate Fund notice actually received by it of any call for redemption, offer of exchange, right of subscription, reorganization or other proceedings affecting such Securities. If Portfolio Securities upon which such income is payable are in default or payment is refused after due demand or presentation, the Bank will notify the appropriate Fund in writing of any default or refusal to pay within two business days from the day on which it receives knowledge of such default or refusal. The Bank shall credit income to the appropriate Portfolio as such income is received or in accordance with the Bank’s then current payable date income schedule.  Any credit to the appropriate Portfolio in advance of receipt may be reversed when the Bank determines that payment will not occur in due course and the Portfolio may be charged at the Bank’s applicable rate for time credited.  Income due each Portfolio on securities loaned pursuant to the provisions of Section 6.11(i) shall be the responsibility of the applicable Fund.  The Bank will have no duty or responsibility in connection therewith, other than to provide the Fund with such information or data as may be necessary to assist the Fund in arranging for the timely delivery to the Bank of the income to which the Portfolio is properly entitled.

11.           Maintenance of Records and Accounting Services. The Bank will prepare and maintain records with respect to transactions for which the Bank is responsible pursuant to the terms and conditions of this Agreement, and in compliance with the applicable rules and regulations of the 1940 Act. The books and records pertaining to a Fund that are in possession of the Bank shall be the property of the Fund. The books and records of the Bank pertaining to its actions under this Agreement and reports by the Bank or its independent accountants concerning its accounting system, procedures for safeguarding securities and internal accounting controls will be open to inspection and audit at all times during the Bank’s normal business hours, upon reasonable notice, by duly authorized officers, employees, agents or independent auditors of the appropriate Fund and employees and agents of the U.S. Securities and Exchange Commission. The books and records relating to a Fund will be preserved by the Bank in the manner and in accordance with the applicable rules and regulations under the 1940 Act. The Bank shall surrender these books and records to the Fund promptly upon request. Upon reasonable request of the Fund, the Bank shall, during the term of this agreement, provide copies of any books and records to the Fund or the Fund’s authorized representative at the Fund’s expense. The Bank also shall, at the Fund’s request, supply the Fund with a tabulation of securities owned by each Portfolio and held by the Bank and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Bank, include certificate numbers in such tabulations.

The Bank shall assist generally in the preparation of reports to shareholders and others, audits of accounts, and other ministerial matters of like nature.

12.           Interpretive and Additional Provisions; Service Levels.

12.1.         Interpretive and Additional Provisions.  In connection with the operation of this Agreement, the Bank and each Fund, on behalf of each of the Portfolios, may from time-to-time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement; provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of a Fund’s governing documents.  Any agreement as to interpretive or additional provisions shall be in a writing signed by the Bank and each applicable Fund.  Unless the parties agree otherwise in writing, no interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

12.2.        Service Levels.   The Fund and the Bank may from time to time, in good faith, agree on certain performance measures by which the Bank is expected to provide the services contemplated by this Agreement (“Service Level Documents”).  The Service Level Documents are designed to provide metrics and other information which may be utilized by the parties to help measure performance.

13.           Duties of the Bank.

13.1.         Performance of Duties and Standard of Care. The Bank shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement. In performing its duties hereunder and any other duties listed on any Schedule hereto, if any, the Bank will be entitled to receive and act upon the written advice of independent counsel of its own selection, which may be counsel for a Fund, and will be without liability for any action taken or thing done or omitted to be done in accordance with this Agreement in good faith in conformity with such advice.

The Bank will be under no duty or obligation to inquire into and will not be liable for:

(a)           the validity of the issue of any Portfolio Securities purchased by or for the Fund, the legality of the purchases thereof or the propriety of the price incurred therefor;

(b)           the legality of any sale of any Portfolio Securities by or for the Fund or the propriety of the amount for which the same are sold;

(c)           the legality of an issue or sale of any common shares of the Fund or the sufficiency of the amount to be received therefor;

(d)           the legality of the repurchase of any common shares of the Fund or the propriety of the amount to be paid therefor;

(e)           the legality of the declaration of any dividend by the Fund or the legality of the distribution of any Portfolio Securities as payment in kind of such dividend; and

(f)           any property or moneys of the Fund unless and until received by it, and any such property or moneys delivered or paid by it pursuant to the terms hereof.

Moreover, the Bank will not be under any duty or obligation to ascertain whether any Portfolio Securities at any time delivered to or held by it for the account of the Fund are such as may properly be held by the Fund under the provisions of its Articles, By-laws, any federal or state statutes or any rule or regulation of any governmental agency.

13.2.         Subcustodians with Respect to Property of the Fund Held in the United States. Upon written notification to the applicable Fund, the Bank may in its own discretion appoint (and may at any time remove) any other bank or trust company, which is itself qualified under Section 17(f)(1) of the 1940 Act to act as a custodian, as its subcustodian to carry out such custodial functions under this Agreement with respect to property of the Fund held in the United States; provided, however, that the Bank shall be responsible for the acts and omissions of such custodian as if performed by the Bank hereunder.

13.3.         Upon receipt of Proper Instructions, the Bank may employ subcustodians selected by or at the direction of a Fund, provided that any such subcustodian meets at least the minimum qualifications required by Section 17(f)(1) of the 1940 Act to act as a custodian of the Fund’s assets with respect to property of the Fund held in the United States. The Bank shall have no liability to the Fund or any other person by reason of any act or omission of any such subcustodian and the Fund shall indemnify the Bank and hold it harmless from and against any and all actions, suits and claims, arising out of the performance of any subcustodian. Fund shall pay all fees and expenses of any subcustodian.

13.4.         Duties of the Bank with Respect to Property of the Fund Held Outside of the United States.

(a)           Appointment of Foreign Custody Manager.

(i)           If a Fund has appointed the Bank Foreign Custody Manager (as that term is defined in Rule 17f-5 under the 1940 Act), the Bank’s duties and obligations with respect to the Fund’s Portfolio Securities and other assets maintained outside the United States shall be, to the extent not set forth herein, as set forth in the Delegation Agreement between the Fund and the Bank (the “Delegation Agreement”).

(ii)          If a Fund has appointed any other person or entity Foreign Custody Manager, the Bank shall act only upon Proper Instructions from the Fund with regard to any of the Fund’s Portfolio Securities or other assets held or to be held outside of the United States, and the Bank shall be without liability for any Claim (as that term is defined in Section 14 hereof) arising out of maintenance of the Fund’s Portfolio Securities or other assets outside of the United States. The Fund also agrees that it shall enter into a written agreement with such Foreign Custody Manager that shall obligate such Foreign Custody Manager to provide to the Bank in a timely manner all information required by the Bank in order to complete its obligations hereunder. The Bank shall not be liable for any Claim arising out of the failure of such Foreign Custody Manager to provide such information to the Bank.

(b)           Segregation of Securities. The Bank shall identify on its books as belonging to the Fund the Foreign Portfolio Securities held by each foreign sub-custodian (each an “Eligible Foreign Custodian”) selected by the Foreign Custody Manager, subject to receipt by the Bank of the necessary information from such Eligible Foreign Custodian if the Foreign Custody Manager is not the Bank.

(c)           Access of Independent Accountants of the Fund. If the Bank is the Fund’s Foreign Custody Manager, upon request of the Fund, the Bank will use its best efforts to arrange for the independent accountants of the Fund to be afforded access to the books and records of any foreign banking institution employed as an Eligible Foreign Custodian insofar as such books and records relate to the performance of such foreign banking institution with regard to the Fund’s Portfolio Securities and other assets.

(d)           Reports by Bank. If the Bank is the Fund’s Foreign Custody Manager, the Bank will supply to the Fund the reports required under the Delegation Agreement.

(e)           Transactions in Foreign Custody Account. Transactions with respect to the assets of a Fund held by an Eligible Foreign Custodian shall be effected pursuant to Proper Instructions from the Fund to the Bank and shall be effected in accordance with the applicable agreement between the Foreign Custody Manager and such Eligible Foreign Custodian.

Notwithstanding any provision of this Agreement to the contrary, settlement and payment for Foreign Portfolio Securities received for the account of a Fund and delivery of Foreign Portfolio Securities maintained for the account of the Fund may be effected in accordance with the customary established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer.

In connection with any action to be taken with respect to the Foreign Portfolio Securities held hereunder, including, without limitation, the exercise of any voting rights, subscription rights, redemption rights, exchange rights, conversion rights or tender rights, or any other action in connection with any other right, interest or privilege with respect to such Securities (collectively, the “Rights”), the Bank shall promptly transmit to the appropriate Fund such information in connection therewith as is made available to the Bank by the Eligible Foreign Custodian, and shall promptly forward to the applicable Eligible Foreign Custodian any instructions, forms or certifications with respect to such Rights, and any instructions relating to the actions to be taken in connection therewith, as the Bank shall receive from the Fund pursuant to Proper Instructions. Notwithstanding the foregoing, the Bank shall have no further duty or obligation with respect to such Rights, including, without limitation, the determination of whether the Fund is entitled to participate in such Rights under applicable U.S. and foreign laws, or the determination of whether any action proposed to be taken with respect to such Rights by the Fund or by the applicable Eligible Foreign Custodian will comply with all applicable terms and conditions of any such Rights or any applicable laws or regulations, or market practices within the market in which such action is to be taken or omitted.

(f)           Tax Law. The Bank shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund or the Bank as custodian of the Fund by the tax laws of any jurisdiction, and it shall be the responsibility of the Fund to notify the Bank of the obligations imposed on the Fund or the Bank as the custodian of the Fund by the tax law of any non-U.S. jurisdiction, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of the Eligible Foreign Custodian with regard to such tax law shall be to use reasonable efforts to assist the Fund with respect to any claim for exemption or refund under the tax law of jurisdictions for which the Fund has provided such information.

13.5.         Insurance. The Bank shall at all times maintain insurance coverage adequate for the nature of its operations.  Upon the Fund’s request, the Bank shall provide a copy of its most current Memorandum of Insurance summarizing its insurance coverage. The Bank shall notify the Funds promptly of any material errors or omissions, interruptions in, or delay or unavailability of the Bank’s abilities to safeguard and hold the securities and cash of a Fund in accordance with this Agreement as promptly as practicable, and proceed to correct the same as soon as is reasonably possible.

13.6.         Advances by the Bank. The Bank may, in its sole discretion, advance funds on behalf of a Fund to make any payment permitted by this Agreement upon receipt of any proper authorization required by this Agreement for such payments by the Fund. Should such a payment or payments, with advanced funds, result in an overdraft (due to insufficiencies of the Fund’s account with the Bank, or for any other reason) this Agreement deems any such overdraft or related indebtedness a loan made by the Bank to the Fund payable on demand. Such overdraft shall bear interest at the current rate charged by the Bank for such loans unless the Fund shall provide the Bank with agreed upon compensating balances. The Fund agrees that the Bank shall have a continuing lien and security interest to the extent of any overdraft or indebtedness on the part of a Portfolio and to the extent required by law, in and to any property at any time held by it for the Portfolio’s benefit or in which the Portfolio has an interest and which is then in the Bank’s possession or control (or in the possession or control of any third party acting on the Bank’s behalf). Such payment liability and the concomitant liens and security interests are not permitted to exceed a value equal to 33 1/3% of a Portfolio’s total assets. The Fund authorizes the Bank, in the Bank’s sole discretion, at any time to charge any overdraft or indebtedness, together with interest due thereon, against any balance of account standing to the credit of the Fund on the Bank’s books.

13.7.         Fees and Expenses of the Bank. For the services rendered by the Bank hereunder, each Fund on behalf of a Portfolio will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The Fund shall also pay or reimburse the Bank from time to time for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any), as agreed upon in writing by the parties from time to time. The Fund shall also pay or reimburse the Bank from time to time for any indemnities for any loss, liabilities or expense to the Bank as provided herein.  The Bank will also be entitled to reimbursement by the Fund for all reasonable expenses, including but not limited to taxes and other securities transfer expenses, incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith; provided, however, that in connection with termination by a Fund due to a breach of this Agreement by the Bank, the Bank will not be reimbursed for its expenses incurred in conjunction with conversion or transfer of the Fund’s records.

13.8.         Cooperation with Fund’s Independent Public Accountants. The Bank shall cooperate with each Fund’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to the accountant for the expression of their unqualified opinion, including but not limited to the opinion included in the Funds’ registration statements on Form N-1A, and periodic reports made on Forms N-SAR and N-CSR, and any other reports to the SEC and for any requirement of the SEC.

13.9.         Reports to Fund by Bank’s Independent Public Accountants. The Bank shall provide each Fund, at all times as a Fund may reasonably require, with reports from the Bank’s independent public accountant on the Bank’s accounting systems and internal accounting controls and procedures for safeguarding securities and cash of the Fund, including securities deposited and/or maintained in a Securities Depository or Book-Entry System, relating to the services the Bank provides under this Agreement and generally made available to the Bank’s clients. These reports shall be of sufficient scope and in sufficient detail as a Fund may reasonably require to provide reasonable assurance that the examination would disclose any material inadequacies and, if there are no material inadequacies, the reports shall so state.

14.           Limitation of Liability.

14.1.         Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors or employees (collectively, the “Bank Indemnified Parties”) be liable to the Fund or any third party, and the Fund shall indemnify and hold the Bank and the Bank Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, and reasonable costs and expenses, including reasonable legal fees, (a “Claim”) arising as a result of any act or omission of the Bank or any Bank Indemnified Party under this Agreement, except to the extent any such Claim results from the negligence, willful misfeasance, bad faith or reckless disregard of its duties on the part of the Bank or any Bank Indemnified Party. Without limiting the foregoing, neither the Bank nor the Bank Indemnified Parties shall be liable for, and the Bank and the Bank Indemnified Parties shall be indemnified against, any Claim arising as a result of:

(a)           Any act or omission by the Bank or any Bank Indemnified Party in good faith reliance upon the terms of this Agreement, any Officer’s Certificate, Proper Instructions, resolution of the Board, telegram, telecopier, notice, request, certificate or other instrument reasonably believed by the Bank to genuine;

(b)           Any act or omission of any subcustodian selected by or at the direction of the Fund;

(c)           Any act or omission of any Foreign Custody Manager other than the Bank or any act or omission of any Eligible Foreign Custodian if the Bank is not the Foreign Custody Manager;

(d)           Any Corporate Action, distribution or other event related to Portfolio Securities which, at the direction of the Fund, have not been registered in the name of the Bank or its nominee;

(e)           Any Corporate Action requiring a Response for which the Bank has not received Proper Instructions or obtained actual possession of all necessary Securities, consents or other materials by 5:00 p.m. on the date specified as the Response Deadline; or

(f)           Any act or omission of any European Branch of a U.S. banking institution that is the issuer of Eurodollar CDs in connection with any Eurodollar CDs held by such European Branch.

14.2.         The Bank agrees to indemnify and hold harmless each Fund and its affiliates and their Directors/Trustees, officers and employees (“Fund Indemnified Parties”) from and against any and all Claims arising as a result of any act or omission of the Bank or any Bank Indemnified Party under this Agreement to the extent any such Claim results from the negligence, willful misfeasance, bad faith or reckless disregard of its duties on the part of the Bank or any Bank Indemnified Party.

14.3.         Notwithstanding anything to the contrary in this Agreement, neither Party shall be liable to the other party or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

14.4.         The obligations set forth in this Section 14 shall survive the termination of this Agreement.

14A.       Conduct of Claims.

14A.1.      In connection with the indemnification provided by the Bank to the Fund pursuant to Section 14.2 as well as the indemnification provided by the Fund to the Bank pursuant to Section 14.1, the indemnified party may make claims for indemnification by giving written notice thereof to the indemnifying party after it receives notice of a claim, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice.  Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted.

14A.2.      Within fifteen (15) days after receiving any such notice, the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any claim at its own cost and expense.  If the indemnifying party fails to give notice that it disputes an indemnification claim within fifteen (15) days after the receipt of notice thereof, it shall be deemed to have accepted and agreed to indemnify the claim.

14A.3.      The indemnifying party shall be entitled to direct the defense against a claim with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense.  The indemnified party shall at all times have the right to fully participate in the defense of a claim at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party, and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party.  If no such notice of intent to dispute and defend a claim is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment.  If the claim is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.  The indemnifying party shall have the right to settle any third-party claim without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise.  In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the indemnified party must consent to such settlement in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

15.           Termination.

15.1.         The term of this Agreement shall be six (6) years commencing upon the date hereof (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a “Renewal Term”) unless written notice of non-renewal (due to a Party’s violation of a material provision of the contract or for any other reason) is delivered by the non-renewing party to the other party no later than ninety days if a Fund is the non-renewing party and one hundred eighty days if Bank is the non-renewing party prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

15.2.         Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term by providing thirty (30) days notice: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to any Fund or Portfolio, the applicable Fund shall pay the Bank its compensation due and shall reimburse the Bank for its costs, expenses and disbursements through the date of such termination. The Fund and the Bank may from time to time, in good faith, agree in writing to certain additional termination provisions.

15.3.         In the event of the termination of this Agreement, the Bank will immediately upon receipt of Proper Instructions, commence and prosecute diligently to completion the transfer of all cash and the delivery of all Portfolio Securities duly endorsed and all records maintained under Section 11 to the successor custodian when appointed by the Fund. The obligation of the Bank, upon receipt of Proper Instructions, to deliver and transfer over the assets of the Fund held by it directly to such successor custodian will commence as soon as such successor is appointed and will continue until completed as aforesaid. If the Fund does not select a successor custodian within ninety (90) days from the date of delivery of notice of termination the Bank may, subject to the provisions of subsection 15.4, deliver the Portfolio Securities and cash of the Fund held by the Bank to a bank or trust company of the Bank’s own selection which  meets the requirements of Section 17(f)(1) of the 1940 Act, doing business in New York, New York or Boston, Massachusetts, and has by its last published reports  reported capital, surplus and undivided profits aggregating not less than $25,000,000, to be held as the property of the Fund under terms similar to those on which they were held by the Bank, whereupon such bank or trust company so selected by the Bank will become the successor custodian of such assets of the Fund with the same effect as though selected by the Board. Thereafter, the Bank shall be released from any and all obligations under this Agreement, except for any obligations arising prior to the date of delivery of such Portfolio Securities and cash and those obligations under Section 14.

15.4.         Prior to the expiration of ninety (90) days after notice of termination has been given, the Fund may furnish the Bank with an order of the Fund advising that a successor custodian cannot be found willing and able to act upon reasonable and customary terms and that the Fund will be liquidated or will function without a custodian for the assets of the Fund held by the Bank. In that event the Bank will deliver the Portfolio Securities and cash of the Fund held by it, subject as aforesaid, in accordance with one of such alternatives, upon receipt of Proper Instructions. Thereafter, the Bank shall be released from any and all obligations under this Agreement, except for any obligations arising prior to the date of delivery of such Portfolio Securities and cash and those obligations under Section 14.

15.5.         At any time after the termination of this Agreement, the Fund may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as custodian.

15.6.         Notwithstanding the foregoing, no Fund shall terminate this Agreement in contravention of any applicable federal or state regulations, or any provision of such Fund’s Governing Documents.

16.           Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party.  The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.  Notwithstanding anything herein to the contrary, the Bank and its affiliates may report and use nonpublic portfolio holdings information of its clients, including a Fund or Portfolio, on an aggregated basis with all or substantially all other client information and without specific reference to any Fund or Portfolio.

17. Regulation GG.  Each Fund hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”).  Each Fund hereby covenants and agrees that it shall not engage in an Internet gambling business.  In accordance with Regulation GG, each Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Bank pursuant to this Agreement or otherwise between or among any party hereto.

18.  Data Privacy. The Bank will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Funds’ shareholders, employees, directors and/or officers that the Bank receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

17.           Representations and Warranties.  Each of the Bank and the Funds hereby represents and warrants to the other parties hereto that (a) it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization; (b) it has the requisite power and authority under applicable law and its governing documents to enter into and perform this Agreement; (c) all requisite proceedings, if any, have been taken to authorize it to enter into and perform this Agreement; (d) this Agreement constitutes its legal, valid, binding and enforceable agreement; and (e) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of such party or any law or regulation applicable to it.

18.           Notices. Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and delivered via (i) United States Postal Service registered mail, (ii) telecopier with written confirmation, (iii) hand delivery with signature to such party at its office at the address set forth below, namely:

(a)	In the case of notices sent to the Fund to:

MainStay Group of Funds
169 Lackawanna Avenue
Parsippany, NJ 07054
Attention: Treasurer and Principal Accounting Officer of the MainStay Group of Funds

with a copy to:

Secretary and Chief Legal Officer of the MainStay Group of Funds

(b)	In the case of notices sent to the Bank to:

State Street Bank and Trust Company
200 Clarendon Street, P.O. Box 9130
Boston, Massachusetts 02117-9130
Attention:    MainStay Group of Funds Client Manager

With a copy to:

State Street Bank and Trust Company
2 Avenue De Lafayette, 2nd Floor
Boston, MA  02111
Attention: Senior Managing Counsel, US Mutual Funds Legal Division

or at such other place as such party may from time to time designate in writing.

19.           Amendments. This Agreement may not be altered or amended, except by an instrument in writing, executed by both parties.

20.           Parties. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by the Fund without the written consent of the Bank or by the Bank without the written consent of the Fund, authorized and approved by its Board; and provided further that termination proceedings pursuant to Section 15 hereof will not be deemed to be an assignment within the meaning of this provision.

21.           Governing Law. This Agreement and all performance hereunder will be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

22.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

23.           Entire Agreement. This Agreement, together with its Appendices, constitutes the sole and entire agreement between the parties relating to the subject matter herein and does not operate as an acceptance of any conflicting terms or provisions of any other instrument and terminates and supersedes any and all prior agreements and undertakings between the parties relating to the subject matter herein.

24.           Several Obligations of the Portfolios. This Agreement is an agreement entered into between the Bank and each Fund with respect to the Fund’s respective Portfolios. With respect to any obligation of a Fund on behalf of any Portfolio arising out of this Agreement, the Bank shall look for payment or satisfaction of such obligation solely to the assets of the Portfolio to which such obligation relates as though the Bank had separately contracted with such Fund by separate written instrument with respect to each Portfolio.

25.           Fund Disclaimer. It is expressly agreed that the obligations of the Funds hereunder shall not be binding upon any of their Directors/Trustees, shareholders, nominees, officers, agents or employees personally, but shall bind only the property or assets of the applicable Fund, as the case may be. The execution and delivery of this Agreement has been authorized by the Directors/Trustees, and this Agreement has been signed and delivered by an authorized officer of the Funds, acting as such, and neither such authorization by the Directors/Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property or assets of the Funds, as the case may be, as provided in the Funds’ respective organizational documents. With respect to any Fund that is organized as a Massachusetts business trust, a copy of such Fund’s Agreement and Declaration of Trust establishing the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts.

26.           Business Recovery. The Bank represents and warrants that it has and will continue to maintain and periodically test and update a commercially reasonable continuity and business recovery program for the protection of information, data and assets of and relevant customers including the Funds. Upon reasonable request, the Bank shall discuss with senior management of the Funds any business continuity/disaster recovery plan of the Bank and/or provide a high-level presentation summarizing such plan.

27.           Additional Funds.  In the event that any registered investment company in addition to those executing this Agreement on the signature page hereto desires to have the Bank render services as custodian under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees to provide such services, such registered investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 17.  The Bank’s agreement to provide such services shall not be unreasonably withheld.

28.           Additional Portfolios.  In the event that any Fund establishes one or more portfolios in addition to those set forth on Appendix A hereto with respect to which it desires to have the Bank render services as custodian under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees to provide such services, such portfolios shall become a Portfolio hereunder.  The Bank’s agreement to provide such services shall not be unreasonably withheld.

29.           Force Majeure. Notwithstanding anything otherwise to the contrary in this Agreement, no party shall be liable to the other for any loss or liability arising from events or circumstances beyond the reasonable control of such party, including, without limitation, any acts of God, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation, the interruption, loss or malfunction of utilities, transportation or computers (hardware or software) and computer facilities, the unavailability of energy sources and other similar happenings or events, except to the extent that any such loss or liability results from the failure of the Bank to (a) maintain a commercially reasonable business recovery program, and (b) act reasonably to mitigate, as soon as practicable, the specific occurrence or event.

30.           Use of Name. Neither party shall use the name of the other in any prospectus, sales literature or other material in a manner not approved by the other party prior thereto in writing; provided however, that the approval of a party shall not be required for any use of its name or that of its affiliates which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

31.           Investments in Loans. The following provisions shall apply to any Portfolio holding loans, including but not limited to bank loans:

(a)           The Bank shall physically hold at such premises and under such conditions as the Bank may determine in its sole discretion each “Loan File” (as hereinafter defined) from time to time delivered or caused to be delivered to the Bank by a Portfolio, and shall segregate, keep and maintain the Loan Files for such Portfolio separate and apart from those of any other Portfolio.  A Loan File shall be held subject to the same security as other physical documents and records that the Bank holds for a Portfolio.

(b)           The Portfolio shall deliver or caused to be delivered to the Bank: (a) each Loan File relating to such Portfolio promptly upon the Portfolio’s receipt of the same, and (b) a Proper Instruction specifying such Loan File as a Loan File of the Portfolio and the related identifying number described in paragraph (d) of this Section.

(c)           Except as expressly set forth herein, the Bank shall have no duty or obligation with respect to, and no responsibility for, the quality, completeness, or authenticity of any Loan File or anything included therein, nor shall the Bank be deemed to have for any purpose whatsoever actual or constructive knowledge of the contents of, or information contained in, any Loan File. As used herein the term “Loan File” shall mean a package of paper documents so designated as such by the Portfolio with respect to any loan, participation and other interests in loans, promissory notes or similar obligations purchased by the Portfolio, and any document received by the Bank with respect to any such loan, participation and other interest in a loan, promissory note or similar obligation shall be deemed a part of the Loan File.

(d)           Whenever the Portfolio purchases any loan, participation and other interests in a loan, promissory note or similar obligation which will be included in a Loan File, the Portfolio shall provide the Bank with a Proper Instruction specifying: (a) the amount to be paid therefor; (b) the entity to which such payment is to be made, together with appropriate wiring instructions; (c) the date on which such payment is to be made, which date shall be at least three business days after the Bank’s receipt of the Proper Instruction; and (d) the name and identifying number to be recorded and utilized by the Bank with respect to such Loan File and payments made, or received, by the Bank with respect to such loan, participation and other interests in a loan, promissory note or similar obligation. The Bank shall make such payment out of the monies held for the applicable Portfolio, and if monies are insufficient shall so advise the Portfolio and the Bank shall take no further action, until it has received further instructions in a Proper Instruction. Any such payments made by the Bank shall not be “against receipt” of any Loan File unless the Portfolio has otherwise specified in its Proper Instructions. Where payments are not made “against receipt”, the Portfolio understands and accepts the risk that the related Loan File may not be received.

(e)           From time to time upon receipt of a Proper Instruction the Bank shall make such deliveries of any Loan File held hereunder as may be specified therein, including any “free” (and not against payment) deliveries. For any delivery against payment, the Portfolio understands that settlements, payments and deliveries may be effected by the Bank in accordance with the customary or established trading or processing practices and procedures in the jurisdiction in which the transaction occurs, including, without limitation, delivery to a purchaser or dealer therefor (or agent) against receipt with the expectation of receiving later payment. The Portfolio assumes full responsibility for all risks, including, without limitation, credit risks, involved in connection with such deliveries of Loan Files. When any deliveries are made “free”, the Portfolio understands and accepts the risk that payments may not be received. Payments received by the Bank shall be credited to the account of the Portfolio.

(f)           The Portfolio, and not the Bank, shall be solely responsible for obtaining delivery of each Loan File, and where a payment described in paragraph (d) of this Section is “against receipt” of a Loan File, such receipt shall be by the Bank from the Portfolio.

(g)           Each week the Bank shall provide to the Portfolio a report specifying by the related identifying number described in paragraph (d) of this Section each Loan File not yet delivered to and received by the Bank.

(h)           Whenever a Portfolio anticipates receipt of any payment of principal or interest or other amount with respect to any Loan File, it shall provide the Bank, at least three days before such payment date, a Proper Instruction specifying: (i) the identifying number (described in paragraph (d) of this Section) of the Loan File to which such payment relates; (ii) the amount to be received; and (iii) the date on which payment of such amount is to be received. The Bank shall receive such amounts and credit the same to the account of the Portfolio and shall provide to Portfolio an advice setting forth the amount so received and any amounts which were specified to be received in the Proper Instruction but not received. The Portfolio, and not the Bank, shall be solely responsible for making demands for any such payments or taking further action if any such payment is not received.

(i)           Each Portfolio understands that all credits to its account are provisional, may be reversed if the same are not finally collected, and that any such reversal may create indebtedness subject to Section 13.6 of this Agreement. For purposes of such Section 13.6, the Portfolio agrees that each Loan File and each right to receive payment shall be property as described therein, and further agrees that such rights shall constitute “financial assets” within the meaning of Article 8 of the New York Uniform Commercial Code and that the account of the Portfolio shall for such purposes be considered a “securities account” maintained by the Bank as a “financial intermediary”, as such terms are defined in said Article 8.

(j)           In the event the Bank receives any notices, demands, documents, or other materials with respect to a Loan File, the Bank’s sole responsibility shall be to deliver the same to the Portfolio.

(k)          In the event of any conflict between the provisions of this Section and any other provision of this Agreement, this Section shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first written above.

ECLIPSE FUNDS

By:	/s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: President

ECLIPSE FUNDS INC.

By:	/s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: President

THE MAINSTAY FUNDS

By:	/s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: President

MAINSTAY VP SERIES FUND, INC.

By:	/s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: President

MAINSTAY FUNDS TRUST

By:	/s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael P. Rogers
Name: Michael P. Rogers
Title: Executive Vice President

Appendix A
to the
Amended and Restated Master Custodian Agreement
(as of January 1, 2011)

Fund	Portfolio

The MainStay Funds
MainStay Common Stock Fund
MainStay Convertible Fund
MainStay Diversified Income Fund
MainStay Equity Index Fund
MainStay Global High Income Fund
MainStay Government Fund
MainStay High Yield Corporate Bond Fund
MainStay Income Builder Fund
MainStay International Equity Fund
MainStay Large Cap Growth Fund
MainStay MAP Fund
MainStay Money Market Fund
MainStay Principal Preservation Fund
MainStay Tax Free Bond Fund

Eclipse Funds	MainStay Balanced Fund MainStay U.S. Small Cap Fund
Eclipse Funds Inc.	MainStay High Yield Opportunities Fund
MainStay VP Series Fund, Inc.
MainStay VP Balanced Portfolio
MainStay VP Bond Portfolio
MainStay VP Cash Management Portfolio
MainStay VP Common Stock Portfolio
MainStay VP Conservative Allocation Portfolio
MainStay VP Convertible Portfolio
MainStay VP Floating Rate Portfolio
MainStay VP Government Portfolio
MainStay VP Growth Allocation Portfolio
MainStay VP Growth Equity Portfolio
MainStay VP High Yield Corporate Bond Portfolio
MainStay VP ICAP Select Equity Portfolio
MainStay VP Income Builder Portfolio
MainStay VP International Equity Portfolio
MainStay VP Large Cap Growth Portfolio
MainStay VP Mid Cap Core Portfolio
MainStay VP Moderate Allocation Portfolio
MainStay VP Moderate Growth Allocation Portfolio
MainStay VP S&P 500 Index Portfolio
MainStay VP U.S. Small Cap Portfolio

MainStay Funds Trust
MainStay Cash Reserves Fund
MainStay Conservative Allocation Fund
MainStay Epoch U.S. All Cap Fund
MainStay Epoch U.S. Equity Fund
MainStay Epoch Global Choice Fund
MainStay Epoch Global Equity Yield Fund
MainStay Epoch International Small Cap Fund
MainStay Floating Rate Fund
MainStay Growth Allocation Fund
MainStay Growth Equity Fund
MainStay High Yield Municipal Bond Fund
MainStay ICAP Equity Fund
MainStay ICAP Global Fund
MainStay ICAP International Fund
MainStay ICAP Select Equity Fund
MainStay Indexed Bond Fund
MainStay Intermediate Term Bond Fund
MainStay Moderate Allocation Fund
MainStay Moderate Growth Allocation Fund
MainStay Retirement 2010 Fund
MainStay Retirement 2020 Fund
MainStay Retirement 2030 Fund
MainStay Retirement 2040 Fund
MainStay Retirement 2050 Fund
MainStay S&P 500 Index Fund
MainStay Short Term Bond Fund
MainStay 130/30 Core Fund
MainStay 130/30 Growth Fund
MainStay 130/30 International Fund